INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of MediaBay, Inc. on Form S-3, expected to be filed on or about September 7, 2000, of our report dated February 14, 2000, appearing in the Annual Report on Form 10-KSB of MediaBay, Inc. (formerly Audio Book Club, Inc.) for the years ended December 31, 1999 and 1998 and of our report on the financial statements of The Columbia House Audiobook Club, a division of The Columbia House Company, dated March 18, 1999, for the year ended December 18, 1998.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 7, 2000